Contact Info: Arron K. Sutherland, President and CEO
Illinois Casualty Company
(309) 732-0105
arrons@ilcasco.com
225 20th Street, Rock Island, IL 61201

ICC Holdings, Inc. Reports 2022 Second Quarter and Six Months Results

FOR IMMEDIATE RELEASE: 8/8/2022

Rock Island, IL – August 8,  2022 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported unaudited results for the six months ended June 30, 2022.

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2022 – FINANCIAL RESULTS

Net loss totaled $4,129,000, or $1.35 per share, for the second quarter of 2022, compared to net earnings of $563,000 or $0.18 per share, for the second quarter of 2021. The change in second quarter’s net earnings as compared to the same quarter last year was driven primarily by an increase in unrealized equity investment losses for those three months in 2022. For the six months ended June 30, 2022, the Company reported net loss of $4,289,000, or $1.40 per share, compared to net earnings of $1,725,000, or $0.57 per share, for the same period in 2021. The decrease in earnings is also primarily driven by an increase in unrealized investment losses. Book value per share decreased to $18.70 at June 30, 2022 from $22.69 at December 31, 2021. This negative change in book value is due to $5,097,000 in net unrealized losses from equity securities in 2022 and $8,961,000 in other comprehensive loss, which is driven by the rising interest rate environment.

Direct premiums written grew by $2,713,000, or 14.7%, to $21,229,000 for the second quarter of 2022 from $18,516,000 for the same period in 2021. For the six months ended June 30, 2022, direct premiums written grew by $7,107,000, or 21.1%, to $40,795,000 compared to $33,688,000 for the same period in 2021. The second quarter’s growth reflects an increase in renewal premiums.  Net premiums earned grew by 33.7% or $4,291,000 to $17,024,000 for the three months ended June 30, 2022, from $12,733,000 for the same period in 2021. Net premiums earned grew by 33.3% to $33,041,000 for the six months ended June 30, 2022, from $24,782,000 for the same period in 2021. The growth in net premiums earned is due to the increase in direct premiums earned coupled with reduced ceded earned premiums.

For the second quarter of 2022, the Company ceded to reinsurers $2,233,000 of earned premiums, compared to $2,817,000 of earned premiums for the second quarter of 2021. For the six months ended June 30, 2022, the Company ceded earned premiums of $4,523,000, compared to $5,289,000 for the same period in 2021. The Company ceded less reinsurance in 2022 due to our more favorable pricing.

Net realized investment gains net of other-than-temporary impairment losses were $537,000 for the second quarter of 2022 compared to gains of $350,000 for the same period in 2021. For the six months ended June 30, 2022, net realized gains net of other-than-temporary impairment losses was $744,000, compared to gains of $537,000 for the same period in 2021. The gains reflect our rebalancing activities within the Company’s investment portfolio.

Net investment income increased by $168,000, or 21.4%, to $952,000 for the second quarter of 2022, as compared to $784,000 for the same period in 2021. For the six months ended June 30, 2022, net investment income increased $284,000, or 17.9%, to $1,869,000, from $1,585,000 for the same period in 2021. These increases are the result of an increase in our investment portfolio’s investment income, which is due to increased rates on our fixed income portfolio and an increase in overall size of our equity holdings.

Losses and settlement expenses increased by $5,145,000, or 59.4%, to $13,809,000 for the second quarter of 2022, from $8,664,000 for the same period in 2021. Losses and settlement expenses increased by $7,537,000, or 45.8%, to $24,004,000 for the six months ended June 30, 2022, from $16,467,000 for the same period in 2021. This increase is due to our increase in earned premium coupled with new information on several prior accident year’s claims.

Policy acquisition costs and other operating expenses increased by $956,000, or 18.9%, to $6,003,000 for the second quarter of 2022 from $5,047,000 for the same period in 2021. Policy acquisition costs and other operating expenses increased by $2,260,000, or 23.8%, to $11,775,000 for the six months ended June 30, 2022, from $9,515,000 for the same period in 2021.  The increases for both periods are attributable to an increase in direct commissions and an increase in salaries.

Total assets decreased by 3.6% from $200,002,000 on December 31, 2021, to $192,902,000 on June 30, 2022. Our investment portfolio, which consists of fixed income securities, common stocks, preferred stock, property held for investment, and other invested assets, decreased by 12.8% from $140,826,000 on December 31, 2021, to $122,871,000 on June 30, 2022, which was attributable to the volatility in the markets and our planned increase in cash.

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2022 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 81.1% and 72.6% for the second quarter and six months ended June 30, 2022, compared with 68.0% and 66.4% for the same periods of 2021.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 35.3% and 35.6% for the second quarter and six months ended June 30, 2022, compared to 39.6% and 38.4% for the same period of 2021.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 116.4% and 108.3% for the second quarter and six months ended June 30, 2022, compared to 107.7% and 104.8% for the same period of 2021.

MANAGEMENT COMMENTARY

“The first half of 2022 has seen a lot of volatility in the markets, which led to decreased overall earnings for the Company. Our earned premiums are up significantly in the first half of 2022 vs. 2021 due to our strategic vision for growing renewal business through rate increases. Our expense ratio continues its downward trend as a result of our operational efficiencies. We are positioning ourselves well for continued success despite market fluctuations.

“Our losses and settlement expense are up markedly for the first half of 2022 vs. 2021 mainly due to some late reporting claims from 2021 and a large settlement on a 2020 claim. We continue to be very selective with the new business we acquire and renewals we allow while providing our clients with the best-in-class insurance coverage in the food and beverage industry.  We are ensuring our ability to pay future claims with the growth of our renewal business.

“We are laser focused on the profitability of our current operations while we continue to search for new revenue opportunities,” stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries in order to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, as well the distribution and effectiveness of COVID-19 vaccines, including their effects on our business operations and claims activity; new theories of liability; judicial, legislative, regulatory and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions and continued labor shortages; interest rates and changes in rates could adversely affect the Company's business and profitability; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Investments and cash:
Fixed maturity securities (amortized cost of $100,018,472 at 6/30/2022 and $102,145,223 at 12/31/2021)	$92,371,500	$105,841,543
Common stocks at fair value	18,092,308	23,608,197
Preferred stocks at fair value	3,033,312	2,780,450
Other invested assets	3,792,362	3,086,568
Property held for investment, at cost, net of accumulated depreciation of $521,315 at 6/30/2022 and $464,713 at 12/31/2021	5,581,481	5,509,114
Cash and cash equivalents	8,041,975	4,606,378
Total investments and cash	130,912,938	145,432,250
Accrued investment income	707,190	659,413
Premiums and reinsurance balances receivable, net of allowances for uncollectible amounts of $100,000 at 6/30/2022 and 12/31/2021	29,759,983	27,199,804
Ceded unearned premiums	981,211	967,022
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for uncollectible amounts of $0 at 6/30/2022 and 12/31/2021	15,526,114	14,521,219
Federal income taxes	3,324,334	195,694
Deferred policy acquisition costs, net	7,156,770	6,538,844
Property and equipment, at cost, net of accumulated depreciation of $6,378,208 at 6/30/2022 and $6,243,055 at 12/31/2021	3,206,245	3,144,218
Other assets	1,327,125	1,343,504
Total assets	$192,901,910	$200,001,968

Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$70,381,083	$61,834,809
Unearned premiums	39,512,116	36,212,266
Reinsurance balances payable	813,069	1,368,294
Corporate debt	15,000,000	18,455,342
Accrued expenses	4,640,904	5,441,611
Other liabilities	1,047,109	1,030,870
Total liabilities	131,394,281	125,298,054

Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(3,192,640)	(3,155,399)
Additional paid-in capital	32,939,978	32,965,136
Accumulated other comprehensive earnings, net of tax	(6,041,174)	2,920,027
Retained earnings	39,993,988	44,282,895
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(2,227,523)	(2,343,745)
Total equity	61,507,629	74,703,914
Total liabilities and equity	$192,901,910	$200,001,968

1Par value $0.01; authorized: 2022 – 10,000,000 shares and 2021 – 10,000,000 shares; issued: 2022 – 3,500,000 shares and 2021 – 3,500,000 shares; outstanding: 2022 –3,289,558 and 2021 –3,291,852 shares

22022  –210,442 shares and 2021  –208,875 shares

32022  –222,752 shares and 2021  –234,374 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	June 30,
	2022	2021
Net premiums earned	$17,024,642	$12,732,807
Net investment income	952,189	783,718
Net realized investment gains	536,809	349,906
Net unrealized (losses) gains on equity securities	(3,804,511)	728,819
Other income	88,226	91,318
Consolidated revenues	14,797,355	14,686,568
Losses and settlement expenses	13,808,605	8,664,280
Policy acquisition costs and other operating expenses	6,002,808	5,047,023
Interest expense on debt	42,241	58,014
General corporate expenses	184,503	196,133
Total expenses	20,038,157	13,965,450
(Loss) earnings before income taxes	(5,240,802)	721,118
Total income tax (benefit) expense	(1,112,035)	158,450
Net (loss) earnings	$(4,128,767)	$562,668

Other comprehensive (loss) earnings, net of tax	(3,992,132)	1,080,987
Comprehensive (loss) earnings	$(8,120,899)	$1,643,655

Earnings per share:
Basic:
Basic net (loss) earnings per share	$(1.35)	$0.18
Diluted:
Diluted net (loss) earnings per share	$(1.34)	$0.18

Weighted average number of common shares outstanding:
Basic	3,069,430	3,051,010
Diluted	3,082,000	3,064,455

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Six-Months Ended
	June 30,
	2022	2021
Net premiums earned	$33,041,319	$24,781,520
Net investment income	1,869,270	1,585,124
Net realized investment gains	744,394	536,615
Net unrealized (losses) gains on equity securities	(5,097,203)	1,605,135
Other income	247,657	138,034
Consolidated revenues	30,805,437	28,646,428
Losses and settlement expenses	24,003,806	16,466,986
Policy acquisition costs and other operating expenses	11,775,208	9,514,601
Interest expense on debt	103,252	111,716
General corporate expenses	373,918	360,117
Total expenses	36,256,184	26,453,420
(Loss) earnings before income taxes	(5,450,747)	2,193,008
Total income tax (benefit) expense	(1,161,840)	468,401
Net (loss) earnings	$(4,288,907)	$1,724,607

Other comprehensive loss, net of tax	(8,961,201)	(1,145,535)
Comprehensive (loss) earnings	$(13,250,108)	$579,072

Earnings per share:
Basic:
Basic net (loss) earnings per share	$(1.40)	$0.57
Diluted:
Diluted net (loss) earnings per share	$(1.40)	$0.57

Weighted average number of common shares outstanding:
Basic	3,061,119	3,037,738
Diluted	3,073,689	3,051,183